Exhibit 10.13

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2021 (the “Effective Date”) by and between Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company”), and Mark Frost (“Employee”). This Agreement amends and restates, and supersedes in its entirety, the Employment Agreement, dated as of April 7, 2021, between Midwest Composite Technologies, LLC (“MCT”) and Employee (the “Prior Agreement”).

RECITALS

WHEREAS, in connection with the completion and effectiveness of the transactions contemplated by that certain Business Combination Agreement, dated as of July 15, 2021, by and among Altimar Acquisition Corp. II, a Cayman Islands exempted company, Fathom Holdco, LLC, a Delaware limited liability company, and the other parties thereto (the “Business Combination Agreement”), the parties hereto desire to continue to employ Employee and Employee desires to continue in his employment with the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Employment; Position and Duties. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement. Employee shall be employed by the Company as the Chief Financial Officer and shall report to the Chief Executive Officer of the Company (the “CEO”). In this capacity, Employee agrees to devote Employee’s full time, energy and skill to the faithful performance of Employee’s duties herein, and shall perform the duties and carry out the responsibilities assigned to Employee to the best of Employee’s ability and in a diligent, businesslike and efficient manner. Employee will not engage in any outside business activities that materially interfere with Employee’s obligations under this Agreement, and will not render services of a business, professional or commercial nature for compensation or otherwise to any other person or entity. Nothing in this Agreement shall preclude Employee from devoting reasonable time for: (i) participating in professional, educational, philanthropic, public interest, charitable or community activities; (ii) providing advice, assistance and counsel to Controlled Affiliates (as defined below) on a basis consistent with past practices; and (iii) managing Employee’s and Employee’s family’s personal investments; provided, that any such activities do not materially interfere with the performance of Employee’s duties and responsibilities hereunder. Employee’s duties shall include those duties customarily performed by an officer in Employee’s position and such additional duties as may be assigned from time to time by the CEO, the Board of Directors of the Company (the “Board”), or their respective designee or successor. Employee may be appointed to such other officer positions of other Company Entities (as defined below) as determined by the Board from time to time, for no additional compensation. Employee shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Employee. To the extent there is any conflict between those policies and this Agreement, this Agreement shall govern. Employee shall travel to such places in the United States and elsewhere as the CEO and the Board directs from time to time as needed. For purposes of this Agreement, “Company Entities” means, collectively, the Company, its subsidiaries and affiliates.

2. Term of Employment. The Company shall employ Employee, and Employee shall serve the Company, beginning on the Effective Date and continuing until this Agreement is terminated in accordance with its terms and this Agreement (the “Employment Period”). Notwithstanding anything to the contrary contained herein, either Employee or the Company may terminate Employee’s employment with the Company for any reason, at any time, upon not less than thirty (30) days’ prior notice; provided that no prior notice shall be required from the Company if Employee is terminated by the Company for Cause (as defined below), except as otherwise explicitly provided in Section 4(a) with respect to clauses (i), (vii), and (viii) of the “Cause” definition. Upon the termination of Employee’s employment with the Company, the Company shall not have any further obligation or liability to pay any compensation or benefits to Employee, except as set forth in Section 4 of this Agreement.

3. Compensation. During the Employment Period, Employee shall be compensated by the Company for Employee’s services as follows:

(a) Base Salary. Employee shall be paid an annual base salary (the “Annual Base Salary”) at the rate of $350,000, less applicable withholdings, including for taxes, in accordance with the Company’s normal payroll procedures. Increases in Employee’s Annual Base Salary shall be as approved by the Board in its sole discretion.

(b) Benefits. Employee will be eligible to participate in all benefit plans offered to other employees of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions), which includes health coverage and paid company holidays, but excluding the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan (the “Severance Plan”) or any other similar plan providing for severance payments or benefits upon termination of employment. Employee will be entitled to paid vacation of four (4) weeks per calendar year (prorated for partial years) in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The carry-over of vacation days shall be in accordance with the Company’s policy.

While the Company expects to continue offering the same or similar employee benefits as are presently contemplated, the Company has the right to modify, alter, change or discontinue any or all such plans or its contribution rates to such plans at any time.

(c) Annual Bonus. Employee shall be eligible to receive an annual performance bonus for fiscal year 2021 with a target of 50% of Employee’s Annual Base Salary, less applicable withholdings, including for taxes, and based on the achievement of individual and MCT performance objectives previously established in accordance with the Prior Agreement (the “2021 Bonus”). For the avoidance of doubt, the 2021 Bonus shall not be subject to proration based on the commencement of Employee’s employment with MCT. Commencing in fiscal year 2022,

Employee shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with a target of 60% of Employee’s Annual Base Salary (the “Target Bonus”), less applicable withholdings, including for taxes, and based on the achievement of individual and Company performance objectives to be established for each year by the Board. The determination of whether the 2021 Bonus or any Annual Bonus in any other fiscal year is earned, and the amount of the 2021 Bonus or any Annual Bonus, will be determined by the Board (or its successor) in its sole discretion. The 2021 Bonus and each Annual Bonus, if any, shall be paid in accordance with the Company’s normal payroll procedures and after the first regularly scheduled payroll date after the final financial audit is completed for the fiscal year to which the Annual Bonus relates; provided that, except as otherwise provided in Section 4, Employee is employed by the Company on such payment date. Employee would be required to repay the net amount of any “excess portion” of any paid 2021 Bonus or Annual Bonus in the event of a restatement due to misstatement of the Company’s or Holdings’ financial statements resulting from Employee’s error, omission or fraud if, based on such restatement, the Employee should have received a lesser amount than was actually paid for such 2021 Bonus or Annual Bonus. The “excess portion” is the excess of the gross amount paid over the gross amount that would have been paid under the restated financials. This recoupment provision shall not apply to the 2021 Bonus or any Annual Bonus paid more than three (3) years prior to the date of the applicable financial restatement.

(d) Reimbursement of Relocation Expenses and Temporary Housing and Travel Expenses. The Company will reimburse Employee for all pre-approved and documented expenses incurred by Employee in connection with his relocation near the Company’s offices (including, but not limited to, travel, costs of packing, unpacking and transporting personal effects, rental fees, commissions, and other miscellaneous and/or logistical expenses) (such expenses, “Relocation Expenses”), up to an aggregate amount of $40,000 (such limit, the “Relocation Expense Cap”). Employee shall prepare an invoice setting forth a summary of all Relocation Expenses and evidence of payment or of the liability to pay such expenses, and furnish such invoice to the Company as soon as reasonably practicable after the completion of Employee’s relocation during the Employment Period, but in no event later than thirty (30) days after such relocation. The Company will reimburse Employee for such Relocation Expenses in 2021, and no later than thirty (30) days after Employee submits such invoice.

In addition, the Company shall, upon the presentation of appropriate documentation, pay for, or reimburse Employee for, reasonable costs incurred by Employee for temporary housing and travel between Employee’s current home and the Company’s offices (such expenses, “Temporary Housing and Travel Expenses”) during the Employment Period for a maximum period of five (5) months from the date of Employee’s commencement of employment with the Company (the “Start Date”). Employee shall prepare an invoice setting forth a summary of all Temporary Housing and Travel Expenses and evidence of payment or of the liability to pay such expenses, and furnish such invoice to the Company as soon as reasonably practicable after incurring each such expense during the Employment Period, but in no event later than thirty (30) days after incurring such expense. The Company will reimburse Employee for such Temporary Housing and Travel Expenses no later than thirty (30) days after Employee submits such invoice.

In the event that Employee’s employment with the Company is terminated by the Company for Cause (as defined below) or by Employee without Good Reason (as defined below) on or before the one (1) year anniversary of the Start Date, Employee shall immediately repay the Company the aggregate amount of all Relocation Expenses that were reimbursed to Employee or paid for by the Company. To the extent Employee fails or refuses to repay such Relocation Expenses, Employee shall also be liable to the Company for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Company in connection with the enforcement of its rights to the repayment of the Relocation Expenses, as described above.

(e) Eligibility for Additional Relocation Expenses. To the extent that Employee permanently moves in the future to the city in which the Company is headquartered, Employee may, in the sole discretion of the Company (and subject to any terms and conditions imposed by the Company), be eligible to receive reimbursement for additional reasonable relocation expenses incurred by him, based on Employee’s performance following the Start Date.

(f) Omnibus Incentive Plan. Employee shall be eligible to participate in the Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan, as may be amended from time to time, as determined by the Board or its Compensation Committee in its discretion.

(g) Expenses. Employee shall be entitled to receive reimbursement for business expenses incurred by Employee in the normal and ordinary course of Employee’s employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, which policies and procedures shall be administered in compliance with applicable federal law. Employee shall provide the Company with documentation evidencing all requests for reimbursement of business expenses.

4. Benefits Upon Termination. In the event of a termination of Employee’s employment for any reason, Employee shall be entitled to the Accrued Obligations (as defined below).

(a) Termination for Cause or Other Terminations (Other than a Termination by the Company without Cause or a Termination by Employee for Good Reason). In the event of (i) the termination of Employee’s employment by the Company for Cause (as defined below), (ii) the termination of Employee’s employment by reason of Employee’s death or Disability, or (iii) the termination of Employee’s employment by Employee without Good Reason (as defined below), Employee shall be entitled to no further compensation or benefits from the Company other than the Accrued Obligations.

For purposes of this Agreement, “Accrued Obligations” means (i) any portion of Employee’s Annual Base Salary that had accrued but had not yet been paid (including any amount for accrued and unused vacation payable in accordance with the Company’s vacation policy then in effect or applicable law), (ii) any reimbursement due to Employee pursuant to Sections 3(d) or 3(g) under the Company’s standard business expense reimbursement policies and procedures, (iii) all other payments, benefits or fringe benefits to which Employee may then or thereafter become entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith, and (iv) other than in connection with a termination by the Company for Cause or by Employee without Good Reason, payment of the 2021 Bonus or any prior year’s Annual Bonus to the extent not previously paid.

For purposes of this Agreement, “Cause” means that Employee has engaged in any of the following: (i) Employee’s material breach of this Agreement; (ii) theft, fraud, misappropriation, embezzlement, wrongful self-dealing, dishonesty or falsification of any employment or Company records by Employee; (iii) commitment of an act or acts constituting a felony or any act involving dishonesty or moral turpitude; (iv) insobriety or drug abuse during the performance of Employee’s duties hereunder or on Company property or excessive absenteeism (other than sick leave or as a result of a physical or mental infirmity); (v) willful misconduct or gross negligence in the performance of Employee’s duties hereunder; (vi) any willful or bad faith and repeated refusal or willful or bad faith and repeated failure to perform Employee’s duties diligently and competently and in conformity with the Company’s written and oral policies and the instruction of the Board or is designee, or the willful and persistent failure to attend to Employee’s duties hereunder; (vii) any act or omission by Employee in violation or disregard of the Company’s policies then in effect (including, without limitation, the Company’s harassment and discrimination policies), in such a manner as to cause material loss, damage or injury to the property, reputation or employees of CORE Industrial Partners, LLC, Holdings, the Company, or any of their respective Subsidiaries (each, a “Company Entity”); (viii) repeated failure to perform any material aspects of Employee’s duties or responsibilities for the Company (other than by reason of Disability); or (ix) conviction of a criminal offense related to health care, or debarred, excluded, sanctioned, or otherwise made ineligible for participation in a health care program by any federal or state agency; provided, with respect to clauses (i), (vii), and (viii) only, that (a) the Company has given written notice to Employee detailing the specific circumstances alleged to constitute Cause within thirty (30) calendar days after the Company’s first knowledge of the occurrence of such circumstances and (b) if curable, Employee shall have thirty (30) calendar days following receipt of such notice to cure such circumstances in all material respects; provided further, that no termination for Cause shall occur after the ninetieth (90th) calendar day following the Company’s first knowledge of the occurrence of any grounds for Cause.

For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which materially impairs Employee’s ability to perform the essential duties of Employee’s position under this Agreement, despite any reasonable accommodation, which continues for a period of at least ninety (90) consecutive days.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Employee’s written consent: (i) any reduction in Employee’s Annual Base Salary or Target Bonus opportunity (as a percentage of base salary); (ii) material diminution in Employee’s duties, responsibilities and authority; (iii) a change in Employee’s reporting line (i.e., Employee is no longer reporting directly to the CEO) or in Employee’s title of Chief Financial Officer; (iv) a requirement that Employee relocate his office, if such relocation causes Employee’s home-to-work commuting distance as of the Start Date to increase by more than fifty (50) miles; or (v) a material breach of this Agreement by the Company or any other Company Entity; provided, in each case, that (a) Employee has given written notice to the Company detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after Employee’s first knowledge of the occurrence of such circumstances and (b) the Company shall have thirty (30) calendar days following receipt of such notice to cure such circumstances in all material respects; provided further, that no termination for Good Reason shall occur after the ninetieth (90th) calendar day following Employee’s first knowledge of the occurrence of any grounds for Good Reason.

(b) Termination by the Company Without Cause; Resignation for Good Reason. If Employee’s employment is terminated by the Company for any reason other than (i) for Cause or (ii) by reason of Employee’s death or Disability, or if Employee’s employment is terminated by Employee for Good Reason, then, in addition to the Accrued Obligations, Employee shall be eligible to receive the following: (A) continued payment of Employee’s Annual Base Salary as in effect on the date of the termination of Employee’s employment (but disregarding any reduction of Annual Base Salary that triggers a resignation for Good Reason), less applicable withholdings for taxes, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Employee’s employment (the “Continuation Payments”); (B) a pro rata portion of the 2021 Bonus or Annual Bonus, as applicable, for the calendar year in which such termination occurs, determined by multiplying the amount of such 2021 Bonus or Annual Bonus that would be due for the full calendar year by a fraction, the numerator of which is the number of days Employee remained employed during the calendar year in which the termination occurs, and the denominator of which is 365, paid at the same time that such amounts are paid to active employees of the Company as set forth in Section 3(c), but in no event later than December 31 of the year following the performance year, and only to the extent that the applicable performance metrics are achieved; and (C) to the extent that Employee participated in the Company’s group health plan on the date of termination and provided that Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay on Employee’s behalf or reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee’s dependents, less the amount that Employee would be required to contribute for such coverage if Employee were an active employee of the Company, until the earliest of: (x) twelve (12) months following the termination of Employee’s coverage under the Company’s group health plan, (y) Employee becoming eligible for medical benefits from a subsequent employer, and (z) the date Employee is no longer eligible to receive COBRA continuation coverage (provided, that Employee shall not be entitled to receive such payment toward the premiums of COBRA continuation coverage if such payment is then impermissible under applicable law or would result in a penalty or additional tax on the Company (aside from standard taxes applicable to the payment of wages)); ((A), (B) and (C), collectively, the “Severance”); provided that Employee shall first execute the Release (as defined below) and such Release becomes effective in accordance with its terms.

Severance provided pursuant to this paragraph shall only be payable or provided if Employee delivers to the Company and does not revoke a full and final general release of claims and covenant not to sue (the “Release”), and the Release becoming effective and enforceable within the thirty (30)-day period following the termination of Employee’s employment with the Company (or within such other time frame set forth in the Release). The Release will be provided to Employee by the Company at the time of Employee’s termination and will be in a form customarily used by the Company. The Continuation Payments shall commence on the first payroll date following the effective date of the Release (the “First Payment Date”); provided, that if the Severance hereunder is considered deferred compensation subject to Section 409A of the Code and the period to consider and revoke the Release spans two calendar years, the First Payment Date shall be the first payroll date in the second calendar year following the date on which the release becomes effective. Any Severance that would have been paid during the release consideration and revocation period will be accumulated and paid on the First Payment Date.

The Severance is the sole and exclusive payment or benefit for which Employee is eligible as a result of the termination of his employment, except as otherwise required by law, and Employee acknowledges and agrees that he is not eligible for any contractual benefits under any other agreement or arrangement providing for payments or benefits upon a separation from service, including, without limitation, the Severance Plan.

(c) Treatment of Equity Awards Upon Change in Control Qualifying Termination. For purposes of this Section 4(c), the following terms will be defined as set forth below:

(i)	“Change in Control” has the meaning given to such term in the Omnibus Plan.

(ii)	“Change in Control Period” means the three (3) months prior to, and the twelve (12) months following, the consummation of a Change in Control of the Company.

(iii)

“CIC Qualifying Termination” means the involuntary termination of Employee’s employment by the Company without Cause or a voluntary resignation by Employee for Good Reason, in either case, during the Change in Control Period.

(iv)	“Omnibus Plan” means the Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan, as may be amended from time to time, or any successor plan thereto.

(v)	“Termination Date” means the effective date of Employee’s termination of employment with the Company.

Subject to Employee’s execution, delivery and non-revocation of an effective Release and Employee’s continued compliance with the restrictive covenants set forth in Sections 6 and 7, in the event of a CIC Qualifying Termination only, notwithstanding anything to the contrary in the Omnibus Plan or the applicable award agreements thereunder, (i) any outstanding and unvested time-vesting awards held by Employee under the Omnibus Plan will automatically vest in full as of the Termination Date, and (ii) any outstanding performance-vesting awards held by Employee under the Omnibus Plan will vest (A) at the greater of target performance and actual performance with respect to any performance period that has completed prior to the Termination Date and (B) at target performance with respect to any performance period that has not yet commenced or not yet completed as of the Termination Date.

5. Section 409A of the Code.

(a) Except to the extent earlier payment is permitted by Section 409A of the Code and the regulations promulgated thereunder, in the event that any amount due to Employee hereunder after the termination of Employee’s employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of Employee’s employment (or until Employee’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

(b) This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder or be exempt therefrom, including the exceptions for short-term deferrals and separation pay arrangements. This Agreement shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code, and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision) for purposes of any amounts considered deferred compensation subject to Section 409A of the Code. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv) (or any similar or successor provisions). The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code if Section 409A is applicable to this Agreement.

6. Confidentiality. From and after the Effective Date, Employee shall treat and hold as confidential any proprietary information of the business and affairs of each Company Entity that is not already generally available to the public or that does not become generally available after the date of this Agreement without any violation by Employee of Employee’s obligations hereunder (the “Confidential Information”), refrain from using any of the Confidential Information except in the ordinary course operation (consistent with past custom and practice) of the Company Entities (to the extent that Employee is involved in such activities as a director, officer, employee or independent contractor of any Company Entity following the Start Date) and, upon termination of Employee’s relationship with all Company Entities, deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies and all electronically stored versions) of the Confidential Information which are in the possession or under the control of Employee or any of Employee’s Controlled Affiliates. For purposes hereof, the term (A) “Controlled Affiliates” shall mean any other Person of which Employee directly or indirectly owns more than fifty percent (50%) of the voting equity interest or of which Employee is entitled, directly or indirectly, by contract or otherwise, to appoint a majority of the board of directors, board of managers, or comparable body of such Person, and (B) “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority. Notwithstanding anything to the contrary contained herein, nothing in this Section 6 or any other provision of this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions or state or federal law or regulation, in each case without notification to or prior approval by the Company Entities.

7. Covenants Not to Compete or Solicit.

(a) During the Employment Period and for a period of eighteen (18) months following the termination of Employee’s employment for any reason (the “Non-Compete Period”), Employee shall not (and shall cause Employee’s Controlled Affiliates not to), directly or indirectly, through or in association with any third party, anywhere in the Geographic Area, either for Employee or through any other Person, (i) be employed by, consult for, render assistance to, contract with, serve as a director, officer, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise for, or otherwise assist any third party or business engaged in selling or providing the same, similar or otherwise competitive services or products in any Competing Business, (ii) engage in, sell or provide any products or services in any Competing Business or (iii) own, acquire, or control any interest, financial or otherwise, in any Competing Business, other than ownership of one percent (1%) or less of the equity of a publicly-traded company, so long as neither Employee nor any of Employee’s Controlled Affiliates participates in any way in the management, operation or control of such public traded entity; provided, that nothing herein is intended to prevent Employee from engaging in any activities or performing any services in connection with Employee’s employment with the Company after the Effective Date. For the purpose of this Agreement, the term (A) “Competing Business” shall mean the business of providing prototyping and low-volume manufacturing services (including additive manufacturing, CNC machining, injection molding, industrial design and modeling and CAD services) as conducted by the Company, and (B) “Geographic Area” shall mean North America.

(b) During the Non-Compete Period, Employee shall not (and shall cause Employee’s Controlled Affiliates not to), directly or indirectly, anywhere in the Geographic Area, either for Employee or through any other Person, (i) induce or attempt to induce any current or former (within the one (1) year period immediately preceding such action) employee to leave the employ of any Company Entity, or in any way interfere with the relationship between such employee and any Company Entity, (ii) hire any current or former employee (within the previous one (1) year period) of any Company Entity or (iii) call on, solicit or service any current customer or supplier or Prospective Customer for the sale of goods or services provided by a Competing Business, or contemplated by any Company Entity pursuant to a written plan at any time while Employee provides services to the Company to be offered by any Company Entity, or induce or attempt to induce such Person to cease doing or decrease its business with any Company Entity, or in any way interfere with the relationship between any customer, supplier, licensee, licensor or other business relation and any Company Entity (including making any negative statement or communication that is intended to or could reasonably be expected to disparage any Company Entity). For the purpose of this Agreement, the term “Prospective Customer” shall mean any person or entity to which the Company has made a bid or proposal, which remains open, at any time in the one (1) year period immediately preceding such action by Employee.

(c) Employee agrees that the restrictions contained in Sections 6 and 7 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect the Company (including, the goodwill inherent therein) and that the Geographic Area reflects the scope of the businesses conducted by the Company.

8. Enforceability and Breaches.

(a) If any restrictive covenant contained herein is unenforceable with respect to the duration and geographic area of restriction of the covenant, then the duration and geographic area of restriction shall be reduced to the maximum duration and geographic area of restriction deemed legal, valid and enforceable and that come closest to expressing the intention of the parties with respect to the covenant, and the covenant shall be enforceable as so modified. The parties agree that a court with proper jurisdiction shall be allowed to reduce the restrictive covenants contained herein to the maximum duration and geographic area of restriction deemed legal, valid and enforceable.

(b) Employee acknowledges and agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company may (and shall be entitled to), in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement (including the extension of the Non-Compete Period by a period equal to the length of court proceedings necessary to stop such violation), in each case without the requirement of posting a bond or proving actual damages.

9. Development of Inventions, Improvements or Know-How.

(a) Disclosure Obligation. Employee and Employee’s heirs, assigns and representatives shall disclose fully and promptly to the Company any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information relating to customers, distributors or suppliers or their respective employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by Employee, in whole or in part, alone or with others, which results from any work Employee may do for, or at the request of, any Company Entity or which relates to the business, operations, activities, research, investigations or obligations of such Company Entity, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures (collectively, “Work Product”).

(b) Assignment. All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company. If, and to the extent, any of the Work Product is not considered a “work of hire,” Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, Employee’s entire right, title and interest in and to all Work Product. At the Company’s expense and at the Company’s request, Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world. Employee appoints the Company as Employee’s agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

(c) Publication. Employee shall not publish or submit for publication, or otherwise disclose to any person or entity other than the Company, any data or results from Employee’s work on behalf of the Company without the prior written consent of the Board.

10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement or Employee’s employment with the Company (including, without limitation, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision Employee is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information or the enforcement of the obligations under Sections 6 or 7 of this Agreement.

11. Stock Ownership Guidelines, As an executive officer of the Company other than the CEO, Employee will be required to hold one (1) times the Annual Base Salary in Company shares in accordance with the Company’s Stock Ownership Guidelines.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law or conflict of laws rules, provisions or principles.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement without Employee’s consent, including, but not limited to, to any of its subsidiaries or affiliates or to any successor (whether direct or indirect, by purchase, merger, business combination, consolidation or otherwise) of all or substantially all of the equity, assets or businesses of the Company. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee shall not have the right to assign or transfer any of Employee’s rights, obligations or benefits under this Agreement, except as otherwise noted herein.

14. Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company regarding the terms and conditions of Employee’s employment. This Agreement supersedes all prior negotiations, representations or agreements between Employee and the Company, whether written or oral, concerning Employee’s employment, including any draft and final offer letters and the Prior Agreement.

15. No Conflict. Employee represents and warrants to the Company that neither Employee’s entry into this Agreement nor Employee’s performance of Employee’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Employee is a party or by which Employee is bound, including, without limitation, any non-competition or confidentiality agreement previously entered into by Employee.

16. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

17. Modification. This Agreement may not be modified or amended except by a written agreement signed by Employee and the Company.

18. Withholding. All payments made to Employee pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Employee for purposes of amounts due to Employee under this Agreement.

19. Counsel. Each party has been represented by his, her or its own counsel in connection with the negotiation and preparation of this Agreement or has voluntarily chosen not to avail himself, herself or itself of such counsel, and, consequently, each party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision.

20. Survival. Sections 5 through 21 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

21. Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of electronically transmitted reproductions of signature pages), each of which shall be deemed an original, but all of which together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first written above.

Fathom Digital Manufacturing Corporation

By:	/s/ Caprice Perez

Name:	Caprice Perez
Title:	Chief Human Resources Officer

/s/ Mark Frost
Mark Frost

Acknowledged and agreed:

Midwest Composite Technologies, LLC

By: MCT Group Holdings LLC, acting as sole member of Midwest Composite Technologies, LLC

By:	/s/ Caprice Perez

Name:	Caprice Perez
Title:	Chief Human Resources Officer

[Signature Page to Employment Agreement]